EXHIBIT 99.1
March 26, 2008

Lightwave Logic Commences Production of Prototype Photonic Chip

Company Expects To Demonstrate Breakthrough Plastic Modulator
Early Second Quarter

Lightwave Logic, (OTCBB:LWLG, http://www.lightwavelogic.com), a technology company focused on the development of electro-optic polymer chips for applications in high-speed fiber-optic telecommunications and optical computing, has commenced production of its first prototype photonic chip.

Photonic (electro-optic) devices are the backbone of the Internet and telephone networks. The production of polymer-based photonic switches has been the fabled "holy grail" of the industry for over two decades. Plastics are less expensive, easier to process, and have been demonstrated to transmit information at higher speeds than the current state-of-the-art.

"The industry has been waiting for a commercially viable electro-optic polymer for more than two decades; many companies have made claims and have not been able to deliver," said Hal Bennett, CEO of Lightwave Logic. "We are very excited. This is the final step in the development process. The marriage of the chromophore and the spacer system is now complete and the combined material has been delivered to our partner, Photon-X, who will fabricate a prototype polymer optical modulator and measure its technical properties. We are still on schedule to demonstrate this prototype early next quarter. It is this demonstration that will move us into the commercialization phase and to the next stage in conversations with potential customers and partners. Potential customers have told me in no uncertain terms that they are very excited about our polymer, and eagerly anticipate our demonstration."

About Lightwave Logic, Inc.

Lightwave Logic, Inc. is a development stage company, moving toward prototype demonstration and commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Lightwave Logic, Inc. is a portfolio company of Universal Capital Management, Inc. (OTC BB: UCMT.OB). Please visit the Company's website, www.lightwavelogic.com, for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general


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economic   and   business  conditions,   effects   of   continued
geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing
various  engineering  and  manufacturing  programs,  changes   in
customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to
performance  quality  issues  with  outsourced  components,   and
various other factors beyond the Company's control.

Lightwave Logic
Hal Bennett, 707-256-3656
or
The Investor Relations Group
Erika Moran/Tom Caden/Salima Rasul
212-825-3210
or
Public Relations:
Steven Melfi/Lynn Granito
212-825-3210






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